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

                       Attention Willamette Shareholders:

                             The Vanishing Premium

Willamette has continued to reject Weyerhaeuser's hostile takeover attempt because we believe their offers dramatically undervalue our premier franchise. Recent industry stock price increases have vindicated our decisions and may now have caused Weyerhaeuser's premium to vanish altogether.

Consider these facts:

 . Since Weyerhaeuser's first hostile offer on November 10, 2000, an Industry
  Composite/1/ of paper and forest products company stocks has appreciated by 27%, and Weyerhaeuser has risen by 34%. While Willamette continues to outperform both the Industry Composite and Weyerhaeuser in most key financial metrics, Weyerhaeuser's offer has increased just 4% over the same period.

 . If Willamette were to have merely tracked Weyerhaeuser's stock price increase since November, we believe Willamette could now be trading at about $45 on an unaffected basis. Under this scenario, Weyerhaeuser's $50 per share offer would have a purported "premium" as low as 10%.

                       Recent Sector Price Appreciation
                          Reduces The Implied Premium

          [Graph illustrating 34% increase in Weyerhaeuser common stock and 27% increase in Industry Composite from November 10, 2000 to May 14, 2001.]

 . Based upon current valuation multiples (both Price to Earnings and Enterprise
  Value to EBITDA) for the industry, we believe Willamette shares could even be trading above $50 today in the absence of Weyerhaeuser's hostile offer.

 . Weyerhaeuser's previous offers have all come at opportune times...for
  Weyerhaeuser, not Willamette's Shareholders.

                        Weyerhaeuser's Low-ball Offers

          [Graph illustrating price of Willamette Common Stock from November 12, 1990 to May 14, 2001 and timing of three separate offers by Weyerhaeuser. Prices indicated on the graph/chart from November 10, 2000 to May 14, 2001 are implied prices calculated by applying the percentage changes in Weyerhaeuser's share price to Willamette's share price as of November 10, 2000.]

 . Weyerhaeuser's offer would be highly accretive to Weyerhaeuser. Indeed, we believe it would result in accretion of approximately 30% on a cash basis to its 2002 cash EPS. This makes the offer "compelling" for Weyerhaeuser shareholders, but we believe it would deny value to Willamette's shareholders that is rightfully theirs.

While it is not our strategy to sell the Company, Weyerhaeuser is not even in the ballpark, and Willamette's Board will not negotiate at what we believe are bargain basement prices. As shareholders, only you can stop Weyerhaeuser. We urge you not to let their paid nominees get on the Board of your company.

                 Every vote counts. Vote the Green Proxy Card.

If you have questions, or need assistance in voting your proxy card, please call MACKENZIE PARTNERS toll free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

/1/ The "Industry Composite" includes Boise Cascade Corporation, Georgia-Pacific Group, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple Inland, Inc. and Weyerhaeuser. Willamette believes the companies included in the "Industry Composite" are most representative of Willamette's business mix.


                                     [Willamette Industries, Inc. Logo]

The following are excerpts from Willamette's Northwest Newsletter relating to Weyerhaeuser's offer:

An Open Letter to Friends of Willamette Industries:

May 2001

I write to you today with the same winning spirit and determination that Willamette's founders brought to Oregon in 1906.

The essence of my message is this: Willamette Industries is proud to be a leader in the forest products industry and proud to call Oregon home. We will not sell our company - Oregon's company - for what we believe is an inadequate price. We are engaged for the long haul because we believe that the future is exceedingly bright for Willamette as an independent, Oregon company.

As Oregon's largest private forest landowner and the employer of 3,800 people in the Pacific Northwest, Willamette has a weighty responsibility here. Now, as we fight for our future as an independent company, we are grateful to our employees, shareholders, customers, suppliers and our many community friends whose rock-solid support has helped us stand firm against Weyerhaeuser's hostile advances while we continue to grow our business.

As you may know, all this comes on the heels of a banner year and early 2001 results that again put us ahead of the competition in a number of key financial measurements. While others in the industry are bracing for downturns, we believe Willamette's lean, efficient operations and exceptionally dedicated employees foretell a bright future. That's your Willamette: an industry gem - solid to the core and glistening with promise. Thank you for all you continue to do to make Willamette an industry leader and a mainstay in the Pacific Northwest.

Sincerely,
Duane C. McDougall
President and Chief Executive Office

Fending off a hostile takeover
Frequently asked questions

Q: All eyes are now on the shareholder vote for three Willamette board positions. Shareholders have received Willamette's green ballot as well as countless mailings from Weyerhaeuser. What if Weyerhaeuser's nominees are elected?

A: This is far from over, no matter how the vote goes. Electing Weyerhaeuser's nominees would give Weyerhaeuser a voice, but not control. It would not mean a takeover is inevitable. We are prepared for a multi-year fight if that's what it takes to protect the interests of our shareholders.

Q: What can we do to help?

A: The most important thing shareholders and employees can do is to sign, date and return the green Willamette ballot. This will authorize us to cast your vote for Willamette nominees. It doesn't matter if you already signed a Weyerhaeuser ballot by mistake. The only vote that counts is the last vote you cast before voting ends on June 7. Your notes of concern to us, to Weyerhaeuser and to local newspapers have been appreciated as well. From Portland to Wall Street to Federal Way, your views are being heard.

Q: Where do I go for more information?

A: Visit our website at www.wii.com for answers to questions including:
   -    Who are the Willamette board nominees?
   -    Where can I go with my voting questions?
   -    Would a Weyerhaeuser takeover mean job losses?
   -    Why is Willamette rejecting the $50 per share offer?
   -    Culture clash: Can Weyerhaeuser be Willamette-ized?"